Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company

We consent to the incorporation by reference in the registration statements (No. 333-219833, 333-160887, 333-84374, 333-84372, 033-62003) on Form S-8 and No. 333-207747 on Form S-3 of Tennant Company of our report dated March 1, 2017, except as to Note 23, which is as of January 5, 2018, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, which report appears in the Form 8-K of Tennant Company dated January 5, 2018.
/s/ KPMG LLP
Minneapolis, Minnesota
January 8, 2018